Exhibit 19.1

GUARDANT HEALTH, INC.

INSIDER TRADING COMPLIANCE POLICY

As in effect April 23, 2025

GUARDANT HEALTH, INC.
INSIDER TRADING COMPLIANCE POLICY

I.SUMMARY

Preventing insider trading is necessary to comply with securities laws and to preserve the reputation and integrity of Guardant Health, Inc. (together with its subsidiaries, the “Company”) as well as that of all persons affiliated with the Company. “Insider trading” occurs when any person purchases or sells a security on the basis of “material,” “non-public” information, as explained in Section III below. Insider trading is a crime. The penalties for violating insider trading laws include imprisonment, disgorgement of profits, civil fines, and criminal fines of up to $5 million for individuals and $25 million for corporations. Insider trading is also prohibited by this Insider Trading Compliance Policy (this “Policy”), and violation of this Policy may result in Company-imposed sanctions, including, for an employee, termination of employment or, for a director, a request that such director resign from the Board of Directors.

This Policy applies to all officers, directors and employees of the Company, and applies to agents (such as consultants and independent contractors) at the Company’s discretion. Individuals subject to this Policy are responsible for ensuring that members of their households also comply with this Policy. This Policy also applies to any entities controlled by individuals subject to the Policy, including any corporations, partnerships or trusts, and transactions by these entities should be treated for the purposes of this Policy and applicable securities laws as if they were for the individual’s own account. This Policy extends to all activities within and outside an individual’s Company duties. Every individual subject to this Policy must review this Policy. Questions regarding the Policy should be directed to the Company’s Chief Legal Officer.

II.STATEMENT OF POLICIES PROHIBITING INSIDER TRADING

No individual subject to this Policy shall purchase or sell any type of security while in possession of material, non-public information relating to the security, whether the issuer of such security is the Company or any other company. For example, if you learn about the potential acquisition of any public company in the course of your service with the Company, and that information is not public, you may not transact in the securities of that public company until that information has become public or is no longer material.

No individual subject to this Policy shall directly or indirectly communicate (or “tip”) material, non-public information to anyone outside the Company (except in accordance with the Company’s policies regarding the protection or authorized external disclosure of Company information) or to anyone within the Company other than on a need-to-know basis.

Additionally, no officer, director or key employee listed on Schedule I (as amended from time to time by the Chief Legal Officer) shall purchase or sell any security of the Company during the period beginning on the 14th calendar day before the end of any fiscal quarter of the Company and ending upon completion of the second full trading day after the public release of earnings data for such fiscal quarter or during any other trading suspension period implemented by the Company. For the purposes of this Policy, a “trading day” is a day on which national stock exchanges are open for trading.

These prohibitions do not apply to:

•purchases of the Company’s securities from the Company (including pursuant to the Company’s Employee Stock Purchase Plan) or sales of the Company’s securities to the Company;

•the grant or award of stock options, restricted stock units, restricted stock or stock appreciation rights issued or offered by the Company, or to the vesting, cancellation or forfeiture of stock options, restricted stock units, restricted stock or stock appreciation rights in accordance with applicable plans and agreements. The prohibitions do apply, however, to any subsequent sales of any such securities or the common stock underlying such securities. The prohibitions also apply to any other market sale for the purpose of generating the cash needed to pay withholding taxes related to the settlement of restricted stock units or stock option exercises, other than as specifically approved in advance by the Board of Directors or a duly authorized committee thereof (such that the insider does not exercise control over the timing of such market sales);

•exercises of stock options or other equity awards or the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations in a manner permitted by the applicable equity award agreement, or vesting of equity-based awards, that in each case do not involve a market sale of the Company’s securities (the “cashless exercise” of a Company stock option through a broker does involve a market sale of the Company’s securities, and therefore would not qualify under this exception);

•bona fide gifts of the Company’s securities or transfers by will or the laws of descent and distribution; however, (i) if you have reason to believe that the recipient intends to sell Company securities while you are aware of material, non-public information, or (ii) if (A) you are subject to the trading restrictions specified herein under the heading “Black-Out Periods,” and (B) you have reason to believe that the recipient intends to sell the Company securities during a black-out period, then the trading restrictions apply. In other words, you cannot use a gift to conduct a transaction that otherwise would be prohibited under this Policy;

•transactions that involve merely a change in the form in which you own securities; for example, you may transfer shares to an inter vivos trust of which you are the sole beneficiary during your lifetime; or

•purchases or sales of the Company’s securities made pursuant to any binding contract, specific instruction or written plan entered into outside of a black-out period and while the purchaser or seller, as applicable, was unaware of any material, non-public information and which contract, instruction or plan meets all requirements of the affirmative defense provided by Rule 10b5-1 (“Rule 10b5-1”) promulgated under the Securities Exchange Act of 1934, as amended (the “1934 Act”), as set forth in Section VI below.

III.EXPLANATION OF INSIDER TRADING

“Insider trading” refers to the purchase or sale of a security while in possession of “material,” “non-public” information relating to the security or its issuer.

“Securities” includes stocks, bonds, notes, debentures, options, warrants and other convertible securities, as well as derivative instruments.

“Purchase” and “sale” are defined broadly under the federal securities law. “Purchase” includes not only the actual purchase of a security, but any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions, including conventional cash-for-stock transactions, conversions, the exercise of stock options, and acquisitions and exercises of warrants or puts, calls or other derivative securities.

It is generally understood that insider trading includes the following:

•Trading by insiders while in possession of material, non-public information;

•Trading by persons other than insiders while in possession of material, non-public information, if the information either was given in breach of an insider’s fiduciary duty to keep it confidential or was misappropriated; and

•Communicating or “tipping” material, non-public information to others, including recommending the purchase or sale of a security while in possession of such information.

A. What Facts are Material?

The materiality of a fact depends upon the circumstances. A fact is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security, or would view the information as significantly altering the total mix of information in the marketplace. In general, information is likely to be material if the fact is likely to have a significant effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt or equity.

Examples of material information include (but are not limited to) information about corporate earnings or earnings forecasts; possible mergers, acquisitions, tender offers or dispositions; major new products or product developments; important business developments such as major contract awards or cancellations, trial results, developments regarding strategic collaborators or the status of regulatory submissions; management or control changes; significant borrowing or financing developments including pending public sales or offerings of debt or equity securities; defaults on borrowings; dividends; bankruptcies; significant cybersecurity incidents, such as a data breach; and significant litigation or regulatory actions. Moreover, material information does not have to be related to a company’s business. For example, the contents of a forthcoming newspaper column that is expected to affect the market price of a security can be material.

A good general rule of thumb: When in doubt, do not trade.

B. What is Non-public?

Information is “non-public” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors through such media as Dow Jones, Business Wire, Reuters, The Wall Street Journal, Associated Press, or United Press International, a broadcast on widely available radio or television programs, publication in a widely available newspaper, magazine or news web site, a Regulation FD-compliant conference call, or public disclosure documents filed with the SEC that are available on the SEC’s web site.

The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination. In addition, even after a public announcement, a reasonable period of time must lapse in order for the market to react to the information. Generally, one should allow two full trading days following publication as a reasonable waiting period before such information is deemed to be public.

C. Who is an Insider?

“Insiders” include officers, directors and employees of a company and anyone else who has material inside information about a company. Insiders have independent fiduciary duties to their company and its stockholders not to trade on material, non-public information relating to the company’s securities. All individuals subject to this Policy of the Company should consider themselves insiders with respect to material, non-public information about the Company’s business, activities and securities. Individuals subject to this Policy may not trade in the Company’s securities while in possession of material, non-public information relating to the Company, nor may they tip such information to anyone outside the Company (except in accordance with the Company’s policies regarding the protection or authorized external disclosure of Company information) or to anyone within the Company other than on a need-to-know basis.

Individuals subject to this Policy are responsible for ensuring that members of their households also comply with this Policy. This Policy also applies to any entities controlled by individuals subject to the Policy, including any corporations, partnerships or trusts, and transactions by these entities should be treated for the purposes of this Policy and applicable securities laws as if they were for the individual’s own account.

D. Trading by Persons Other than Insiders

Insiders may be liable for communicating or tipping material, non-public information to a third party (“tippee”), and insider trading violations are not limited to trading or tipping by insiders. Persons other than insiders also can be liable for insider trading, including tippees who trade on material, non-public information tipped to them or individuals who trade on material, non-public information that has been misappropriated.

Tippees inherit an insider’s duties and are liable for trading on material, non-public information illegally tipped to them by an insider. Similarly, just as insiders are liable for the insider trading of their tippees, so are tippees who pass the information along to others who trade. In other words, a tippee’s liability for insider trading is no different from that of an insider. Tippees can obtain material, non-public information by receiving overt tips from others or through, among other things, conversations at social, business, or other gatherings.

E. Penalties for Engaging in Insider Trading

Penalties for trading on or tipping material, non-public information can extend significantly beyond any profits made or losses avoided, both for individuals engaging in such unlawful conduct and their employers. The Securities and Exchange Commission (“SEC”) and Department of Justice have made the civil and criminal prosecution of insider trading violations a top priority. Enforcement remedies available to the government or private plaintiffs under the federal securities laws include:

•SEC administrative sanctions;

•securities industry self-regulatory organization sanctions;

•civil injunctions;

•damage awards to private plaintiffs;

•disgorgement of all profits;

•civil fines for the violator of up to three times the amount of profit gained or loss avoided;

•civil fines for the employer or other controlling person of a violator (i.e., where the violator is an employee or other controlled person) of up to the greater of $2,559,636 (subject to adjustment for inflation) or three times the amount of profit gained or loss avoided by the violator;

•criminal fines for individual violators of up to $5,000,000 ($25,000,000 for an entity); and

•jail sentences of up to 20 years.

In addition, insider trading could result in serious sanctions by the Company, including, for an employee, termination of employment, or for a director, a request that such director resign from the Board of Directors. Insider trading violations are not limited to violations of the federal securities laws. Other federal and state civil or criminal laws, such as the laws prohibiting mail and wire fraud and the Racketeer Influenced and Corrupt Organizations Act (RICO), also may be violated in connection with insider trading.

F. Size of Transaction and Reason for Transaction Do Not Matter

The size of the transaction or the amount of profit received does not have to be significant to result in prosecution. The SEC has the ability to monitor even the smallest trades, and the SEC performs routine market surveillance. Brokers or dealers are required by law to inform the SEC of any possible violations by people who may have material, non-public information. The SEC aggressively investigates even small insider trading violations.

G. Examples of Insider Trading

Examples of insider trading cases include actions brought against corporate officers, directors, and employees who traded in a company’s securities after learning of significant confidential corporate developments; friends, business associates, family members and other tippees of such officers, directors, and employees who traded in the securities after receiving such information; government employees who learned of such information in the course of their employment; and other persons who misappropriated, and took advantage of, confidential information from their employers.

The following are illustrations of insider trading violations. These illustrations are hypothetical and, consequently, not intended to reflect on the actual activities or business of the Company or any other entity.

Trading by Insider

An officer of X Corporation learns that earnings to be reported by X Corporation will increase dramatically. Prior to the public announcement of such earnings, the officer purchases X Corporation’s stock. The officer, an insider, is liable for all profits as well as penalties of up to three times the amount of all profits. The officer also is subject to, among other things, criminal prosecution, including up to $5,000,000 in additional fines and 20 years in jail. Depending upon the circumstances, X Corporation and the individual to whom the officer reports also could be liable as controlling persons.

Trading by Tippee

An officer of X Corporation tells a friend that X Corporation is about to publicly announce that it has concluded an agreement for a major acquisition. This tip causes the friend to purchase X Corporation’s stock in advance of the announcement. The officer is jointly liable with his friend for all of the friend’s profits, and each is liable for all civil penalties of up to three times the amount of the friend’s profits. The officer and his friend are also subject to criminal prosecution and other remedies and sanctions, as described above.

H. Prohibition of Records Falsification and False Statements

Section 13(b)(2) of the 1934 Act requires companies subject to the Act to maintain proper internal books and records and to devise and maintain an adequate system of internal accounting controls. The SEC has supplemented the statutory requirements by adopting rules that prohibit (1) any person from falsifying records or accounts subject to the above requirements and (2) officers or directors from making any materially false, misleading, or incomplete statement to any accountant in connection with any audit or filing with the SEC. These provisions reflect the SEC’s intent to discourage officers, directors and other persons with access to the Company’s books and records from taking action that might result in the communication of materially misleading financial information to the investing public.

IV.STATEMENT OF PROCEDURES PREVENTING INSIDER TRADING

The following procedures have been established, and will be maintained and enforced, by the Company to prevent insider trading. Every officer, director and employee is required to follow these procedures.

A. Pre-Clearance of All Trades by All Officers, Directors and Certain Key Employees

To provide assistance in preventing inadvertent violations of applicable securities laws and to avoid the appearance of impropriety in connection with the purchase and sale of the Company’s securities, all transactions in the Company’s securities (including without limitation, acquisitions and dispositions of Company stock, the exercise of stock options and the sale of Company stock issued upon exercise of stock options or settlement of restricted stock units) by officers, directors and certain key employees listed on Schedule II (as amended from time to time by the Company’s Chief Legal Officer) (each, a “Pre-Clearance Person”) must be pre-cleared by the Company’s Chief Legal Officer or, if the Company’s Chief Legal Officer is not reasonably available, by the Company’s Chief Financial Officer. Pre-clearance is not a defense to a claim of insider trading and does not relieve anyone of his or her responsibility under SEC rules.

A request for pre-clearance may be oral or in writing (including by e-mail), should be made at least two business days in advance of the proposed transaction and should include the identity of the Pre-Clearance Person, the type of proposed transaction (for example, an open market purchase, a privately negotiated sale, an option exercise, etc.), the proposed date of the transaction and the number of shares or other securities to be involved. The Chief Legal Officer and Chief Financial Officer shall each have sole discretion to decide whether to clear any contemplated transaction. (The Chief Financial Officer shall have sole discretion to decide whether to clear transactions by the Chief Legal Officer or persons or entities subject to this policy as a result of their relationship with the Chief Legal Officer and the Chief Legal Officer shall have sole discretion to decide whether to clear transactions by the Chief Financial Officer or persons or entities subject to this policy as a result of their relationship with the Chief Financial Officer) All trades that are pre-cleared must be effected within five business days of receipt of the pre-clearance unless a specific exception has been granted by the Chief Legal Officer or Chief Financial Officer (the Chief Financial Officer shall be responsible for granting such exception for the Chief Legal Officer or persons or entities subject to this policy as a result of their relationship with the Chief Legal Officer and the Chief Legal Officer shall be responsible for granting such exception for the Chief Financial Officer or persons or entities subject to this policy as a result of their relationship with the Chief Financial Officer). A pre-cleared trade (or any portion of a pre-cleared trade) that has not been effected during the five business day period must be pre-cleared again prior to execution. Notwithstanding receipt of pre-clearance, if the Pre-Clearance Person becomes aware of material non-public information or becomes subject to a black-out period before the transaction is effected, the transaction may not be completed.

None of the Company, the Chief Legal Officer, the Chief Financial Officer, the Chief Executive Officer or the Company’s other employees will have any liability for any delay in reviewing, or refusal of, a request for pre-clearance submitted pursuant to this Section IV.A. Notwithstanding any pre-clearance of a transaction pursuant to this Section IV.A, none of the Company, the Chief Legal Officer, the Chief Financial Officer, the Chief Executive Officer or the Company’s other employees assumes any liability for the legality or consequences of such transaction to the person engaging in such transaction. Pre-clearance of a transaction does not constitute an affirmation by the Company that a Pre-Clearance Person is not in possession of material non-public information.

B. Black-Out Periods

Additionally, no officer, director or key employee listed on Schedule I (as amended from time to time by the Chief Legal Officer) shall purchase or sell any security of the Company during the period beginning on the 14th calendar day before the end of any fiscal quarter of the Company and ending upon completion of the second full trading day after the public release of earnings data for such fiscal quarter or during any other trading suspension period declared by the Company, except for purchases and sales made pursuant to the permitted transactions described in Section II.

Exceptions to the black-out period policy may be approved only by the Company’s Chief Legal Officer or Chief Financial Officer (in the case of an exception for the Chief Legal Officer or persons or entities subject to this policy as a result of their relationship with the Chief Legal Officer, the Chief Financial Officer and in the case of an exception for the Chief Financial Officer or persons or entities subject to this policy as a result of their relationship with the Chief Financial Officer, the Chief Legal Officer) or, in the case of exceptions for directors or persons or entities subject to this policy as a result of their relationship with a director, the Board of Directors or Audit Committee of the Board of Directors. For the purposes of this Policy, a “trading day” is a day on which national stock exchanges are open for trading.

From time to time, the Company, through the Board of Directors, the Company’s disclosure committee or Chief Legal Officer, may require that officers, directors, employees or others suspend trading in the Company’s securities because of developments that have not yet been disclosed to the public. Subject to the exceptions noted above, all those affected may not trade in the Company’s securities while the suspension is in effect, and should not disclose to others that the Company has suspended trading.

C. Post-Termination Transactions

With the exception of the pre-clearance requirement, this Policy continues to apply to transactions in the Company’s securities even after termination of service to the Company. If an individual is in possession of material, non-public information when his or her service terminates, that individual may not trade in the Company’s securities until that information has become public or is no longer material.

D. Information Relating to the Company

1. Access to Information

Access to material, non-public information about the Company, including the Company’s business, earnings or prospects, should be limited to officers, directors and employees of the Company on a need-to-know basis. In addition, such information should not be communicated to anyone outside the Company under any circumstances (except in accordance with the Company’s policies regarding the protection or authorized external disclosure of Company information) or to anyone within the Company other than on a need-to-know basis.
In communicating material, non-public information to employees of the Company, all officers, directors and employees must take care to emphasize the need for confidential treatment of such information and adherence to the Company’s policies with regard to confidential information.

2. Inquiries From Third Parties

Inquiries from third parties, such as industry analysts or members of the media, about the Company should be forwarded to the one of the following persons: the head representative of the Investor Relations Department; Chairperson of the Board; Chief Executive Officer; Chief Financial Officer; and Chief Legal Officer; or other persons specifically designated by them (each an “Authorized Spokesperson”). Under no circumstances should any attempt be made to handle these inquiries without prior authorization from an Authorized Spokesperson.

E. Limitations on Access to Company Information

The following procedures are designed to maintain confidentiality with respect to the Company’s business operations and activities.

All officers, directors and employees should take all steps and precautions necessary to restrict access to, and secure, material, non-public information by, among other things:

•maintaining the confidentiality of Company-related transactions;

•conducting their business and social activities so as not to risk inadvertent disclosure of confidential information. Review of confidential documents in public places should be conducted so as to prevent access by unauthorized persons;

•restricting access to documents and files (including computer files) containing material, non-public information to individuals on a need-to-know basis (including maintaining control over the distribution of documents and drafts of documents);

•promptly removing and cleaning up all confidential documents and other materials from conference rooms following the conclusion of any meetings;

•disposing of all confidential documents and other papers, after there is no longer any business or other legally required need, through shredders when appropriate;

•restricting access to areas likely to contain confidential documents or material, non-public information;
•safeguarding laptop computers, mobile devices, tablets, memory sticks, CDs and other items that contain confidential information; and

•avoiding the discussion of material, non-public information in places where the information could be overheard by others such as in elevators, restrooms, hallways, restaurants, airplanes or taxicabs.

Personnel involved with material, non-public information, to the extent feasible, should conduct their business and activities in areas separate from other Company activities.

V.ADDITIONAL RESTRICTIONS AND GUIDANCE

The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. Therefore, persons subject to this Policy shall comply with the following policies with respect to certain transactions in the Company securities:

A. Short Sales

Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of the Company’s securities are prohibited by this Policy. In addition, as noted below, Section 16(c) of the 1934 Act absolutely prohibits Section 16 reporting persons from making short sales of the Company’s equity securities, i.e., sales of shares that the insider does not own at the time of sale, or sales of shares against which the insider does not deliver the shares within 20 days after the sale.

B. Publicly Traded Options

A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and therefore creates the appearance that a seller is trading based on inside information. Transactions in options also may focus the individual’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities involving the Company’s equity securities, on an exchange or in any other organized market, are prohibited by this Policy.

C. Hedging Transactions

Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a seller to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the individual to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the individual may no longer have the same objectives as the Company’s other stockholders. Therefore, such transactions involving the Company’s equity securities are prohibited by this Policy.

D. Purchases of the Company’s Securities on Margin; Pledging the Company’s Securities to Secure Margin or Other Loans

Purchasing on margin means borrowing from a brokerage firm, bank or other entity in order to purchase the Company’s securities (other than in connection with a cashless exercise of stock options under the Company’s equity plans). Margin purchases of the Company’s securities or pledging the Company’s securities as collateral to secure loans are prohibited by this Policy, absent pre-approval. This prohibition means, among other things, that you cannot hold the Company’s securities in a “margin account” (which would allow you to borrow against your holdings to buy securities), or otherwise pledge the Company’s securities to secure loans, unless the transaction is pre-approved by (i) the Audit Committee, in the case of officers and directors or (ii) the Chief Legal Officer, for all other individuals. All requests for such pre-approval should be submitted at least ten days prior to the proposed date of execution of the margin purchase or pledge. Any individual who intends to pledge the Company’s securities must clearly demonstrate the financial capacity to repay the loan without resort to the pledged securities. Even if you are permitted to pledge Company securities as collateral for loans, you should exercise caution when doing so. If the lender sells the pledged securities as collateral, this sale could happen at a time when you are aware of material non-public information or otherwise are not permitted to trade in Company securities, which may result in inadvertent insider trading violations, Section 16 violations (for officers and directors), violations of this Policy and unfavorable publicity for you and the Company.

E. Director and Officer Cashless Exercises

The Company will not arrange with brokers to administer cashless exercises on behalf of directors and officers of the Company. Directors and officers of the Company may use the cashless exercise feature of their equity awards only if (i) the director or officer retains a broker independently of the Company, (ii) the Company’s involvement is limited to confirming that it will deliver the stock promptly upon payment of the exercise price, (iii) the director or officer uses a “T+1” cashless exercise arrangement, in which the Company agrees to deliver stock against the payment of the purchase price on the same day the sale of the stock underlying the equity award settles and (iv) the director or officer otherwise complies with this Policy. Under a T+1 cashless exercise, a broker, the issuer, and the issuer’s transfer agent work together to make all transactions settle simultaneously. This approach is to avoid any inference that the Company has “extended credit” in the form of a personal loan to the director or officer. Questions about cashless exercises should be directed to the Chief Legal Officer.

F. Placing Open Orders with Brokers

Except in accordance with an approved Trading Plan (as discussed below), you should exercise caution when placing open orders, such as limit orders or stop orders, with brokers, particularly where the order is likely to remain outstanding for an extended period of time. Open orders may result in the execution of a trade at a time when you are aware of material non-public information or otherwise are not permitted to trade in Company securities, which may result in inadvertent insider trading violations, Section 16 violations (for officers and directors), violations of this Policy and unfavorable publicity for you and the Company.

VI.RULE 10b5-1 TRADING PLANS AND SECTION 16

A. Rule 10b5-1 Trading Plans

1. Overview

The SEC has enacted rules that provide an affirmative defense against alleged violations of U.S. federal insider trading laws for transactions pursuant to trading plans that meet certain requirements. In general, these rules, as set forth in Rule 10b5-1 under the Exchange Act, provide for an affirmative defense if you enter into a contract, provide instructions or adopt a written plan for trading securities when you are not aware of material non-public information. The contract, instructions or plan must (i) specify the amount, price and date of the transaction, (ii) specify an objective method for determining the amount, price and date of the transaction and/or (iii) place any subsequent discretion for determining the amount, price and date of the transaction in another person who is not, at the time of the transaction, aware of material non-public information.

Transactions made pursuant to a written trading plan (a “Trading Plan”) that (i) complies with the affirmative defense set forth in Rule 10b5-1, (ii) complies with the requirements set forth in Exhibit A hereto and (iii) is approved by Company’s Chief Legal Officer (or, in the case of any Trading Plan entered into by the Company’s Chief Legal Officer or any modification thereof, the Chief Executive Officer), or such other person as the Board of Directors may designate from time to time (the “Authorizing Officer”), are not subject to the restrictions in this Policy against trades made while aware of material non-public information or to the pre-clearance procedures or blackout periods established under this Policy. In approving a trading plan, the Authorizing Officer may, in furtherance of the objectives expressed in this Policy, impose criteria in addition to those set forth in Rule 10b5-1. You should therefore confer with the Authorizing Officer prior to entering into any trading plan.

The Company may publicly disclose information regarding Trading Plans that you may enter (including but not limited to the information required by the SEC disclosure requirement in Item 408 of Regulation S-K).

Rule 10b5-1 presents an opportunity for insiders to establish arrangements to sell (or purchase) Company stock without the restrictions of trading windows and black-out periods, even when there is undisclosed material information. A Trading Plan may also help reduce negative publicity that may result when key executives sell the Company’s stock. Rule 10b5-1 only provides an “affirmative defense” in the event there is an insider trading lawsuit. It does not prevent someone from bringing a lawsuit.

Additionally, Trading Plans do not exempt individuals from complying with Section 16 reporting requirements or being subject to short-swing profit rules or liability. Although transactions effected under a Trading Plan will not require further pre-clearance at the time of the trade, any transaction (including the quantity and price) made pursuant to a Trading Plan of a Section 16 reporting person must be reported to the Company promptly on the day of each trade to permit the Company’s filing coordinator to assist in the preparation and filing of a required Form 4 Such reporting may be oral or in writing (including by e-mail) and should include the identity of the reporting person, the type of transaction, the date of the transaction, the number of shares involved and the purchase or sale price. However, the ultimate responsibility, and liability, for timely filing remains with the Section 16 reporting person. You, or the Company on your behalf, will identify any Rule 10b5-1 transactions as such on Forms 4 and 5, if applicable.

The SEC rules regarding Trading Plans are complex, and you must comply with them completely for your Trading Plan to be effective. The description provided herein is only a summary, and the Company strongly advises that you consult with your personal legal advisor if you intend to adopt a Trading Plan. While Trading Plans are subject to Company review and approval, compliance of a Trading Plan with the terms of Rule 10b5-1 and the execution of transactions pursuant to the Trading Plan are the sole responsibility of the person initiating the Trading Plan, not the Company or the Authorizing Officer.

The Company reserves the right from time to time to suspend, discontinue or otherwise prohibit any transaction in the Company’s securities, even pursuant to a previously approved Trading Plan, if the Authorizing Officer or the Board of Directors, in its discretion, determines that such suspension, discontinuation or other prohibition is in the best interests of the Company. Any Trading Plan submitted for approval hereunder should explicitly acknowledge the Company’s right to prohibit transactions in the Company’s securities. Failure to discontinue purchases and sales as directed shall constitute a violation of the terms of this Section VI and result in a loss of the exemption from this Policy set forth herein.

The transactions prohibited under Section V of this Policy, including among others short sales and hedging transactions, may not be carried out through a Trading Plan or other arrangement or trading instruction involving potential sales or purchases of the Company’s securities.

2. Limitation on Liability

None of the Company, the Chief Legal Officer, the Chief Executive Officer, the Authorizing Officer or the Company’s other employees will have any liability for any delay in reviewing, or refusal of, a Trading Plan submitted pursuant to this Section VI.A. Notwithstanding any review of a Trading Plan pursuant to this Section VI.A, none of the Company, the Chief Legal Officer, the Chief Executive Officer, the Authorizing Officer, the Company’s other employees or any other person assumes any liability for the legality or consequences relating to such Trading Plan or transaction to the person engaging in or adopting such Trading Plan or transaction.

B. Section 16: Insider Reporting Requirements, Short-Swing Profits and Short Sales (Applicable to Officers, Directors and 10% Stockholders)

1. Reporting Obligations Under Section 16(a): SEC Forms 3, 4 and 5

Section 16(a) of the 1934 Act generally requires all officers, directors and 10% stockholders (“insiders”), within 10 days after the insider becomes an officer, director, or 10% stockholder, to file with the SEC an “Initial Statement of Beneficial Ownership of Securities” on SEC Form 3 listing the amount of the Company’s stock, options and warrants which the insider beneficially owns. Following the initial filing on SEC Form 3, changes in beneficial ownership of the Company’s stock, options and warrants must be reported on SEC Form 4, generally within two business days after the date on which such change occurs, or in certain cases on Form 5, within 45 days after fiscal year end. The two-day Form 4 deadline begins to run from the trade date rather than the settlement date. A Form 4 must be filed even if, as a result of balancing transactions, there has been no net change in holdings. In certain situations, purchases or sales of Company stock made within six months prior to the filing of a Form 3 must be reported on Form 4. Similarly, certain purchases or sales of Company stock made within six months after an officer or director ceases to be an insider must be reported on Form 4.

2. Recovery of Profits Under Section 16(b)

For the purpose of preventing the unfair use of information which may have been obtained by an insider, any profits realized by any officer, director or 10% stockholder from any “purchase” and “sale” of Company stock during a six-month period, so called “short-swing profits,” may be recovered by the Company. When such a purchase and sale occurs, good faith is no defense. The insider is liable even if compelled to sell for personal reasons, and even if the sale takes place after full disclosure and without the use of any inside information.
The liability of an insider under Section 16(b) of the 1934 Act is only to the Company itself. The Company, however, cannot waive its right to short swing profits, and any Company stockholder can bring suit in the name of the Company. Reports of ownership filed with the SEC on Form 3, Form 4 or Form 5 pursuant to Section 16(a) (discussed above) are readily available to the public, and certain attorneys carefully monitor these reports for potential Section 16(b) violations. In addition, liabilities under Section 16(b) may require separate disclosure in the Company’s annual report to the SEC on Form 10-K or its proxy statement for its annual meeting of stockholders. No suit may be brought more than two years after the date the profit was realized. However, if the insider fails to file a report of the transaction under Section 16(a), as required, the two-year limitation period does not begin to run until after the transactions giving rise to the profit have been disclosed. Failure to report transactions and late filing of reports require separate disclosure in the Company’s proxy statement.

Officers and directors should consult the “Short-Swing Profit Rule Section 16(b) Checklist” attached hereto as “Attachment A” in addition to consulting the Chief Legal Officer prior to engaging in any transactions involving the Company’s securities, including without limitation, the Company’s stock, options or warrants.

3. Short Sales Prohibited Under Section 16(c)

Section 16(c) of the 1934 Act prohibits insiders absolutely from making short sales of the Company’s equity securities. Short sales include sales of stock which the insider does not own at the time of sale, or sales of stock against which the insider does not deliver the shares within 20 days after the sale. Under certain circumstances, the purchase or sale of put or call options, or the writing of such options, can result in a violation of Section 16(c). Insiders violating Section 16(c) face criminal liability.

You should consult the Chief Legal Officer if you have any questions regarding reporting obligations, short-swing profits or short sales under Section 16.

VII.EXECUTION AND RETURN OF CERTIFICATION OF COMPLIANCE

After reading this Policy, all officers, directors and employees should execute and return to the Company’s Chief Legal Officer the Certification of Compliance form attached hereto as “Attachment B.”

VIII.AMENDMENTS

The Company is committed to continuously reviewing and updating this Policy and any other Company policies and procedures. The Company therefore reserves the right to amend, alter or terminate this Policy at any time and for any reason, subject to applicable law. A current copy of the Company’s policies regarding insider trading may be obtained by contacting the Company’s Chief Legal Officer.

SCHEDULE I
INDIVIDUALS SUBJECT TO QUARTERLY TRADING BLACK-OUTS

1.Each “executive officer” identified in the Company’s filings with the SEC
2.Each member of the Company’s Board of Directors
3.Other members of the Company’s Senior Management Team (Vice President level or higher)
4.Certain other individuals (list to be updated by the Legal Department from time to time)

SCHEDULE II
INDIVIDUALS SUBJECT TO PRE-CLEARANCE REQUIREMENT

1.Each “executive officer” identified in the Company’s filings with the SEC
2.Each member of the Company’s Board of Directors

EXHIBIT A
REQUIREMENTS FOR RULE 10B5-1 TRADING PLANS

A Rule 10b5-1 “Trading Plan” involving purchases or sales of Company securities must comply with the requirements of Rule 10b5-1 and must meet the following requirements:

1.The Trading Plan must be in writing and signed by the person adopting the Trading Plan.

2.The Trading Plan must be adopted at a time when:

•the person adopting the Trading Plan is not aware of any “material,” “non-public” information regarding the Company or its securities as described in the Company’s Insider Trading Policy (“MNPI”); and

•there is no quarterly or other black-out in effect with respect to the person adopting the Trading Plan.

3.The Trading Plan must be entered in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5‑1 and the individual adopting the Trading Plan must act in good faith with respect to the Trading Plan through its duration.

4.In addition, Section 16 reporting persons must represent in a Trading Plan at the time of its adoption (or modification) that (a) they are not aware of any MNPI about the Company or its securities, and (b) they are adopting (or modifying) the Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1.

5.The individual adopting the Trading Plan may not have entered into or altered a corresponding or hedging transaction or position with respect to the securities subject to the Trading Plan and must agree not to enter into any such transaction while the Trading Plan is in effect.

6.The first trade under the Trading Plan may not occur until:

•For Section 16 reporting persons, the later of (a) 90 calendar days after adoption of the Trading Plan or (b) two business days following the filing of the Form 10-Q or Form 10-K for the fiscal quarter in which the Trading Plan was adopted (but in any event, no more than 120 calendar days after the adoption of the Trading Plan).

•For all other persons, 30 calendar days after adoption of the Trading Plan.

7.The Trading Plan should have a minimum term of one year (measured from the date the plan is effective). There is a limitation of one single-trade Trading Plan during any consecutive 12-month period.

8.All transactions during the term of the Trading Plan (except for the permitted transactions described in Section II in the Company’s insider trading policy) must be conducted through the Trading Plan.

9.The Trading Plan cannot overlap with another Rule 10b5-1 Trading Plan, unless one of the following exceptions applies:

•Eligible “sell-to-cover” transactions (i.e., authorizing the sale of securities as necessary to satisfy tax withholding obligations arising exclusively from the vesting of a compensatory award where the insider does not otherwise exercise control over the timing of such sales) are not considered separate plans that count against this prohibition.

•A series of separate contracts with different broker-dealers that effectively function as a single trading plan are not considered overlapping plans.

•Trades under an existing trading plan can continue to run during the cooling-off period for a new trading plan if the following conditions are met: (i) trading under the new trading plan may not begin until after all trades under the existing trading plan are completed or expire without execution, and (ii) the applicable cooling off period under the new trading plan, running from the date of its adoption, has been met; provided, however, if the existing trading plan is terminated early (i.e., before its scheduled completion date), then the applicable cooling-off period for the new trading plan must run from the date of the termination of the existing trading plan.

10. Regarding material modifications (where such modifications change the amount, price or timing of the purchase or sale of securities pursuant to the Trading Plan, but does not include immaterial modifications):

•The Trading Plan may only be modified when the person modifying the Trading Plan is not aware of MNPI.

•The Trading Plan may only be modified when there is no quarterly or other black-out in effect with respect to the person modifying the Trading Plan.

•The first trade under the modified trading plan may only occur in accordance with the cooling off periods noted in item 6 above. The existing Trading Plan would remain in effect until the modified plan comes into effect.

•The modified trading plan should have a minimum duration of one year (measured from the date the plan is effective).

11.A person may only modify a Trading Plan once in a one-year period.

12.If the person that adopted the Trading Plan terminates the Trading Plan prior to its stated duration, he or she may not trade in the Company’s securities until the cooling off periods noted in item 6 above have been met.

13.The Company must be promptly notified of any modification or termination of the Trading Plan, including any suspension of trading under the Trading Plan.

14.If the Trading Plan grants discretion to a stockbroker or other person with respect to the execution of trades under the Trading Plan:

•trades made under the Trading Plan must be executed by someone other than the stockbroker or other person that executes trades in other securities for the person adopting the Trading Plan;

•the person adopting the Trading Plan may not confer with the person administering the Trading Plan regarding the Company or its securities; and

•the person administering the Trading Plan must provide prompt notice to the Company of the execution of a transaction pursuant to the Trading Plan.

15.All transactions under the Trading Plan must be in accordance with applicable law.

16.The Trading Plan (including any modified trading plan) must meet such other requirements as the Authorizing Officer may determine.

17.The Authorizing Officer must approve and keep a copy of each adopted Trading Plan.

ATTACHMENT A
SHORT-SWING PROFIT RULE SECTION 16(B) CHECKLIST

Note: ANY combination of PURCHASE AND SALE or SALE AND PURCHASE within six months of each other by an officer, director or 10% stockholder (or any family member living in the same household or certain affiliated entities) results in a violation of Section 16(b), and the “profit” must be recovered by Guardant Health, Inc. (the “Company”). It makes no difference how long the shares being sold have been held or, for officers and directors, that you were an insider for only one of the two matching transactions. The highest priced sale will be matched with the lowest priced purchase within the six-month period.

Sales

If a sale is to be made by an officer, director or 10% stockholder (or any family member living in the same household or certain affiliated entities):

1.Have there been any purchases by the insider (or family members living in the same household or certain affiliated entities) within the past six months?

2. Have there been any option grants or exercises not exempt under Rule 16b-3 within the past six months?

3.Are any purchases (or non-exempt option exercises) anticipated or required within the next six months?

4.Has a Form 4 been prepared?

Note: If a sale is to be made by an affiliate of the Company, has a Form 144 been prepared and has the broker been reminded to sell pursuant to Rule 144?

Purchases And Option Exercises

If a purchase or option exercise for Company stock is to be made:

1.Have there been any sales by the insider (or family members living in the same household or certain affiliated entities) within the past six months?

2.Are any sales anticipated or required within the next six months (such as tax-related or year-end transactions)?

3.Has a Form 4 been prepared?

Before proceeding with a purchase or sale, consider whether you are aware of material non-public information which could affect the price of the Company’s stock. All transactions in the Company’s securities by officers and directors must be pre-cleared by contacting the Company’s Chief Legal Officer or Chief Financial Officer, as applicable.

ATTACHMENT B
CERTIFICATION OF COMPLIANCE

RETURN BY [_________] [insert return deadline]

TO: __________________, Chief Legal Officer / Chief Financial Officer

FROM: __________________________

RE: INSIDER TRADING COMPLIANCE POLICY OF GUARDANT HEALTH, INC.

I have received, reviewed and understand the above-referenced Insider Trading Compliance Policy and undertake, as a condition to my present and continued employment (or, if I am not an employee, affiliation with) Guardant Health, Inc., to comply fully with the policies and procedures contained therein.

I hereby certify, to the best of my knowledge, that during the calendar year ending December 31, 20[__], I have complied fully with all policies and procedures set forth in the above-referenced Insider Trading Compliance Policy.

___________________________ _______________
SIGNATURE DATE

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TITLE